MantylaMCREYNOLDS LLC
      The CPA. Never Underestimate The Value.K

March 4,  2008

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

To Whom It May Concern:

We have read the statements included in the Form 8-K dated February 28, 2008, of Max Nutrition, Inc., (SEC File No. 333-14132) filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our dismissal and our audits for the years ended October 31, 2006 and 2005, and our reviews of interim financial statements. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of another CPA or the approval of such engagement by the Board of Directors.

Sincerely,

/s/ Mantyla McReynolds

Mantyla McReynolds, LLC

5872 South 900 East, Suite 250 * Salt Lake City, Utah 84121 * (801) 269-1818 * Fax (801) 266-3481 *  www.mmacpa.com